Exhibit 99.1

Coleman Cable, Inc. Announces First-Quarter 2012 Financial Results

WAUKEGAN, Ill., May 7, 2012 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced first-quarter 2012 financial results.

First-Quarter 2012 Highlights

•	Sales increased to $220.5 million, up 6.6 percent from the fourth quarter of 2011 and up 7.1 percent compared to the first quarter of last year;

•	EPS of $0.21 per diluted share, up from $0.08 for the fourth quarter of 2011 and versus $0.30 for the first quarter of last year;

•	Adjusted EPS of $0.24 per diluted share, up from $0.07 for the fourth quarter of 2011 and versus $0.38 for the first quarter of last year;

•	Declared a quarterly cash dividend of $0.02 per common share, payable on May 30, 2012, to stockholders of record as of the close of business on May 15, 2012.

Outlook

•	For the second quarter of 2012, the Company estimates sales between $220.0 million and $230.0 million and Adjusted EPS between $0.24 and $0.38.

First-Quarter 2012 Results

Net sales increased 7.1 percent for the first quarter of 2012 to $220.5 million versus $205.8 million for the first quarter of 2011 driven in part by a 10.3 percent increase in sales volume (measured in total pounds shipped, on a comparable basis). First-quarter 2012 Adjusted EPS and Adjusted EBITDA were $0.24 per diluted share and $19.0 million, respectively, compared to $0.38 per diluted share and $21.1 million, respectively, for the same quarter of 2011.

President and CEO Gary Yetman stated, “Our financial results for the first quarter of 2012 came in at the upper end of our expectations. We are particularly pleased with our continued sales growth, which was driven by a more than 10 percent increase in sales volume and by the sales contribution from the TRC acquisition. We achieved these results despite decreased selling prices across various product lines due to lower year-over-year average copper prices.

“While profitability decreased year-over-year primarily as a result of lower gross profit margin, we saw markedly improved results on a sequential basis compared to the fourth quarter of 2011. On a year-over-year basis, the lower profitability in the 2012 first quarter primarily reflects a contraction in the spread between the cost of our products and the price we were able to charge for them in the marketplace. Pricing challenges were a factor in many end markets given continued copper volatility and inflationary cost pressures in non-copper material costs, primarily petroleum-related products and services. In response, we announced a number of price increases, which did not get fully reflected in our results due to the timing of the increases.”

Mr. Yetman concluded, “While headwinds in the form of copper price volatility, inflationary cost pressures and somewhat uneven demand patterns are likely to persist, our outlook for the second quarter reflects our belief that our business will continue to perform well in the face of such challenges, with the top end of our guidance range representing significant incremental improvement on a sequential quarter basis given relative stability in both copper prices and demand levels throughout the quarter.”

On a GAAP basis, the Company recorded earnings of $0.21 per diluted share for the first quarter of 2012 compared to $0.30 per diluted share last year. First-quarter 2012 results included $0.3 million ($0.2 million after tax, or $0.01 per diluted share) in restructuring charges primarily related to costs incurred at facilities closed in prior years. Meanwhile, first-quarter 2011 results included acquisition-related costs of $0.9 million ($0.6 million after tax, or $0.04 per diluted share) related to outside legal, consulting and other fees, and direct expenses incurred in the first quarter of 2011 relative to acquisition-related activities. Additionally, first-quarter results for the 2012 and 2011 periods included share-based compensation expense. All of these items are excluded from the Company’s Adjusted EBITDA and Adjusted EPS results. Please see the discussion of Non-GAAP results below and in the attached schedules for a full reconciliation of GAAP results to non-GAAP results.

Quarterly Cash Dividend

As previously reported by the Company in its release dated May 2, 2012, Coleman’s board of directors declared a quarterly cash dividend of $0.02 per common share, payable on May 30, 2012, to stockholders of record as of the close of business on May 15, 2012. Future declarations of quarterly dividends are subject to approval of the board of directors and may be adjusted as business needs or market conditions change.

Webcast

Coleman Cable has scheduled its conference call for Tuesday, May 8, 2012, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of the Company’s conference call, along with accompanying visuals, will be available on-line through the Company’s Web site at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.

Non-GAAP Results

In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures in assessing our operating performance. These non-GAAP measures used by management include: (1) EBITDA, which we define as net income before net interest, income taxes, depreciation and amortization expense (“EBITDA”), (2) Adjusted EBITDA, which is our measure of EBITDA adjusted to exclude the impact of certain specifically identified items (“Adjusted EBITDA”), and (3) Adjusted earnings per share, which we calculate as diluted earnings per share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA (“Adjusted EPS”). For the periods presented in this report, the specifically identified items include restructuring charges, share-based compensation expense, and acquisition-related costs.

We believe both EBITDA and Adjusted EBITDA serve as appropriate measures to be used in evaluating the performance of our business. We use these measures in the preparation of our annual operating budgets and in determining levels of operating and capital investments. We believe both EBITDA and Adjusted EBITDA allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. The usefulness of both EBITDA and Adjusted EBITDA as performance measures is limited by the fact that they both exclude the impact of interest expense, depreciation and amortization expense, and taxes. Due to these limitations, we do not, and you should not, use either EBITDA or Adjusted EBITDA as the only measures of our performance. We also use, and recommend that you consider, net income in accordance with GAAP as a measure of our performance. Finally, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA measures of other companies.

Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain significant items, the magnitude of which may vary significantly from period to period. However, we do not, and do not recommend that you solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance. Finally, other companies may define Adjusted EPS differently and, as a result, our measure of Adjusted EPS may not be directly comparable to Adjusted EPS measures of other companies.

About Coleman Cable, Inc.

Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout North America. For more information, visit www.colemancable.com

Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements include those made under “Outlook” and may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results, earnings guidance or financial performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:

•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	our dependence on indebtedness and our ability to satisfy our debt obligations;

•	failure to identify, finance or integrate acquisitions;

•	product liability claims and litigation resulting from the design or manufacture of our products;

•	advancements in wireless technology;

•	impairment charges related to our goodwill and long-lived assets;

•	restructuring charges;

•	changes in the cost of labor or raw materials, including copper, PVC and fuel;

•	disruption in the importation of raw materials and products from foreign-based suppliers;

•	our ability to maintain substantial levels of inventory;

•	increase in exposure to political and economic development, crises, instability, terrorism, civil strife,

expropriation, and other risks of doing business in foreign markets;

•	changes in tax legislation relating to our Honduras subsidiary; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors.” in Coleman

Cable’s most recent Annual Report on Form 10-K.

In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.

CCIX-G

Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables Follow

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(Thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
NET SALES	$220,491	$205,802
COST OF GOODS SOLD	189,821	175,775

GROSS PROFIT	30,670	30,027
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,730	13,853
INTANGIBLE ASSET AMORTIZATION	1,824	1,583
RESTRUCTURING CHARGES	333	—

OPERATING INCOME	12,783	14,591
INTEREST EXPENSE	7,022	6,971
OTHER (INCOME) LOSS, NET	74	(132)

INCOME BEFORE INCOME TAXES	5,687	7,752
INCOME TAX EXPENSE	1,960	2,526

NET INCOME	$3,727	$5,226

EARNINGS PER COMMON SHARE DATA
NET INCOME PER SHARE:
Basic	$0.22	$0.30
Diluted	0.21	0.30
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	17,072	17,079
Diluted	17,320	17,205

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except per share data)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,080	$9,746
Accounts receivable, net of allowances of $2,951 and $2,811, respectively	126,610	120,567
Inventories	122,151	108,689
Deferred income taxes	3,364	3,355
Assets held for sale	546	546
Prepaid expenses and other current assets	10,993	10,288

Total current assets	269,744	253,191

PROPERTY, PLANT AND EQUIPMENT, NET	69,437	58,957
GOODWILL	55,925	56,724
INTANGIBLE ASSETS, NET	26,518	28,340
DEFERRED INCOME TAXES	224	376
OTHER ASSETS	7,664	8,148

TOTAL ASSETS	$429,512	$405,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$167	$166
Accounts payable	28,613	29,081
Accrued liabilities	23,062	35,762

Total current liabilities	51,842	65,009

LONG-TERM DEBT	334,842	302,935
OTHER LONG-TERM LIABILITIES	2,960	3,194
DEFERRED INCOME TAXES	6,977	6,503
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.001; 75,000 authorized; 17,110 and 16,939 issued and outstanding on March 31, 2012 and December 31, 2011, respectively	17	17
Treasury stock, at cost: 329 and 320 shares, respectively	(2,887)	(2,789)
Additional paid-in capital	93,851	92,871
Accumulated deficit	(58,092)	(61,819)
Accumulated other comprehensive income (loss)	2	(185)

Total shareholders’ equity	32,891	28,095

TOTAL LIABILITIES AND EQUITY	$429,512	$405,736

COLEMAN CABLE, INC. AND SUBSIDIARIES

Non-GAAP Results

(Thousands, except per share data)

(unaudited)

Reconciliation of Non-GAAP Financial Measures

Diluted earnings per share, as determined in accordance with GAAP, to Adjusted EPS

	Three Months Ended March 31,
	2012	2011
Earnings per share	$0.21	$0.30
Restructuring charges	0.01	—
Share-based compensation expense	0.02	0.04
Acquisition-related costs	—	0.04

Adjusted diluted earnings per share	$0.24	$0.38

Net income (loss), as determined in accordance with GAAP, to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2012	2011
Net income	$3,727	$5,226
Interest expense	7,022	6,971
Income tax expense	1,960	2,526
Depreciation and amortization expense (a)	5,330	4,305

EBITDA	$18,039	$19,028

Restructuring charges	333	—
Share-based compensation expense	598	1,177
Acquisition-related costs	—	902

Adjusted EBITDA	$18,970	$21,107

a)	Depreciation and amortization expense shown in the above schedule excludes amortization of debt issuance costs, which are included as a component of interest expense.

For additional information regarding our non-GAAP financial measures, see “Non-GAAP Results.”

Reconciliation of Second Quarter 2012 Earnings Guidance to GAAP

For the second quarter of 2012, the Company is currently estimating diluted Adjusted EPS to be in the range of $0.24 to $0.38 per share. On a GAAP basis, the Company is currently estimating diluted EPS to be in the range of $0.18 to $0.34 per share.

*	Rounding differences may occur for various calculated amounts.